Exhibit (a)(iii)

COHEN & STEERS REAL ESTATE SECURITIES FUND, INC.

ARTICLES SUPPLEMENTARY

Cohen & Steers Real Estate Securities Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent ($.001) per share (the “Common Stock”), that the Corporation has authority to issue is hereby increased by two hundred million (200,000,000) shares of Common Stock, fifty million (50,000,000) of which are classified as Class A Common Stock and one hundred and fifty million (150,000,000) of which are classified as Class I Common Stock.

SECOND: The shares of Class I Common Stock and Class A Common Stock classified as set forth in Article FIRST hereof shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such class of Common Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue four hundred million (400,000,000) shares of stock, all of which were shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of three hundred thousand dollars ($400,000), classified in five classes as follows:

CLASS	SHARES

Class A Common Stock	50,000,000
Class C Common Stock	50,000,000
Class F Common Stock	50,000,000
Class I Common Stock	100,000,000
Class R Common Stock	50,000,000
Class T Common Stock	50,000,000
Class Z Common Stock	50,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is six hundred million (600,000,000) shares of stock, all of which are shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of six hundred thousand dollars ($600,000), classified in seven classes as follows:

CLASS	SHARES

Class A Common Stock	100,000,000
Class C Common Stock	50,000,000
Class F Common Stock	50,000,000
Class I Common Stock	250,000,000
Class R Common Stock	50,000,000
Class T Common Stock	50,000,000
Class Z Common Stock	50,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cohen & Steers Real Estate Securities Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary as of February 6, 2017.

WITNESS:	COHEN & STEERS REAL ESTATE
SECURITIES FUND, INC.

/s/ Tina M. Payne	By: /s/ Adam M. Derechin
Tina M. Payne	Adam M. Derechin
Secretary and Chief Legal Officer	President and Chief Executive Officer